Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	May 13, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Departure of John W. Petersen,

Executive Vice President and Chief Operating Officer

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) (the “Company”) announced today that John W. Petersen will resign as Executive Vice President and Chief Operating Officer of the Company on or about June 11, 2021. Mr. Petersen has served as Executive Vice President and Chief Operating Officer since he joined the Company in December 2004.

“J.P.’s extraordinary efforts over the nearly 17 years he has been part of the team, and his leadership over the last year—one of the most difficult operating environments in our Company’s history—have positioned the Company for continued growth and delivery of significant shareholder value. We are grateful for his hard work and dedication, and we wish him the best in his future endeavors,” said Chairman of the Board, Ronald L. Havner, Jr.

“On behalf of the entire PSB team, I would like to thank J.P. for his meaningful contributions over the years and wish him great fulfillment in his next chapter,” said Mac Chandler, President and Chief Executive Officer. Other members of the Company’s executive and divisional management teams will assume Mr. Petersen’s responsibilities while the Company conducts an internal and external search for a new Chief Operating Officer. “Our Company’s deep bench and strong and talented divisional management team will ensure seamless and continued execution of our operating strategy,” Mr. Chandler added.

Company Information

PS Business Parks, Inc. (NYSE: PSB), an S&P MidCap 400 company, is a real estate investment trust that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial flex, and low-rise suburban office. Located primarily in major coastal markets, the Company’s 98 properties include approximately 5,000 tenants, in 28 million square feet, and approximately 800 residential units inclusive of units in-process.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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